               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                                SCHEDULE 13G

                 UNDER THE SECURITIES EXCHANGE ACT OF 1934


                          Urban Shopping Centers, Inc.
--------------------------------------------------------------------------------
                              (NAME OF ISSUER)

                               Common Stock
--------------------------------------------------------------------------------
                       (TITLE OF CLASS OF SECURITIES)

                                 917060105
                     ----------------------------------
                              (CUSIP NUMBER)


--------------------------------------------------------------------------------

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

         [X ] RULE 13d-1(b)
         [  ] RULE 13d-1(c)
         [  ] RULE 13d-1(d)



                               PAGE 1 OF 8 PAGES

-------------------------------------------------------------------------------
CUSIP NO. 917060105             SCHEDULE 13G                  PAGE 2 OF 8 PAGES
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON:
     LaSalle Advisors Capital Management, Inc.

     S.S. or I.R.S IDENTIFICATION NO. OF ABOVE PERSON:
     36-4160747
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER                             (a)  /x/
     OF A GROUP *                                                      (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

     Maryland
-------------------------------------------------------------------------------
                              (5) SOLE VOTING POWER
                                  0
         NUMBER OF           --------------------------------------------------
          SHARES              (6) SHARED VOTING POWER
       BENEFICIALLY               0
         OWNED BY            --------------------------------------------------
          EACH                (7) SOLE DISPOSITIVE POWER
        REPORTING                 0
         PERSON              --------------------------------------------------
          WITH                (8) SHARED DISPOSITIVE POWER
                                  0
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *

     Excludes shares beneficially owned by ABKB/LaSalle Securities Limited Partnership
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON *

     IA
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------------------------------------------------------
CUSIP NO. 917060105             SCHEDULE 13G                  PAGE 3 OF 8 PAGES
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON:
     ABKB/LaSalle Securities Limited Partnership

     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
     36-3991973
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER                             (a)  /x/
     OF A GROUP *                                                      (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

     Maryland
-------------------------------------------------------------------------------
                              (5) Sole Voting Power
                                  0
         NUMBER OF           --------------------------------------------------
          SHARES              (6) Shared Voting Power
       BENEFICIALLY               960,200
         OWNED BY            --------------------------------------------------
          EACH                (7) Sole Dispositive Power
        REPORTING                 0
         PERSON              --------------------------------------------------
          WITH                (8) Shared Dispositive Power
                                  960,200
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     960,200
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *

     Excludes shares beneficially owned by LaSalle Advisors Capital
     Management, Inc.
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.5%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON *

     IA
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------------------------------------------------------
CUSIP NO. 917060105             SCHEDULE 13G                  PAGE 4 OF 8 PAGES
-------------------------------------------------------------------------------


ITEM 1.

    (a)   Name of Issuer

          Urban Shopping Centers, Inc.

    (b)   Address of Issuer's Principal Executive Offices

          900 North Michigan Avenue, Suite 1500
          Chicago, IL 60611



ITEM 2.

    LaSalle Advisors Capital Management, Inc. provides the following information:

    (a)   Name of Person Filing

          LaSalle Advisors Capital Management, Inc.

    (b)   Address of Principal Business Office or, if none, Residence

          200 East Randolph Drive
          Chicago, Illinois 60601

    (c)   Citizenship

          Maryland

    (d)   Title of Class of Securities

          Common Stock, $.01 par value per share

    (e)   CUSIP Number

          411465107



    ABKB/LaSalle Securities Limited Partnership provides the following information:

    (a)   Name of Person Filing

          ABKB/LaSalle Securities Limited Partnership

    (b)   Address of Principal Business Office or, if none, Residence

          200 East Randolph Drive
          Chicago, Illinois 60601

    (c)   Citizenship

          Maryland

-------------------------------------------------------------------------------
CUSIP NO. 917060105             SCHEDULE 13G                  PAGE 5 OF 8 PAGES
-------------------------------------------------------------------------------

    (d)   Title of Class of Securities

          Common Stock, $.01 par value per share

    (e)   CUSIP Number

          94856P102


ITEM 3.* IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR
         13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

    (a) / / Broker or Dealer registered under Section 15 of the Act

    (b) / / Bank as defined in Section 3(a)(6) of the Act

    (c) / / Insurance Company as defined in Section 3(a)(19) of the Act

    (d) / / Investment Company registered under Section 8 of the Investment Company Act

    (e) /X/ Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

    (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)

    (g) / / Parent Holding Company, in accordance with
            Section 240.13d-1(b)(ii)(G) (Note: See Item 7)

    (h) / / A savings association as defined in section 3(b) of the Federal Deposit Insurance Act

    (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940

    (j) / / Group, in accordance with Section 240.13d-1(b)-1(ii)(J)

    * This response is provided on behalf of LaSalle Advisors Capital Management, Inc. and ABKB/LaSalle Securities Limited Partnership, each an investment adviser under Section 203 of the Investment Advisers Act of 1940.

ITEM 4.  OWNERSHIP

    If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

    LaSalle Advisors Capital Management, Inc. provides the following information:

    (a) Amount Beneficially Owned:

-------------------------------------------------------------------------------
CUSIP NO. 917060105             SCHEDULE 13G                  PAGE 6 OF 8 PAGES
-------------------------------------------------------------------------------

    (b) Percent of Class

        0%

    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote

              0

         (ii) shared power to vote or to direct the vote

              0

        (iii) sole power to dispose or to direct the disposition of

              0

         (iv) shared power to dispose or to direct the disposition of

              0


    ABKB/LaSalle Securities Limited Partnership provides the following information:

    (a) Amount Beneficially Owned

        960,200

    (b) Percent of Class

        5.5%

    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote

              0

         (ii) shared power to vote or to direct the vote

              960,200

        (iii) sole power to dispose or to direct the disposition of

              0

         (iv) shared power to dispose or to direct the disposition of

              960,200

-------------------------------------------------------------------------------
CUSIP NO. 917060105             SCHEDULE 13G                  PAGE 7 OF 8 PAGES
-------------------------------------------------------------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /.


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         The securities as to which this Schedule is filed by LaSalle Advisors Capital Management, Inc. and ABKB/LaSalle Securities Limited Partnership, in their capacity as investment advisers, are owned of record by clients of such entities. No such client is known to have the right or power to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities with respect to more than five percent of this class of securities, except as follows:

         Pensioen Fonds PGGM

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         The two members of the Group are: LaSalle Advisors Capital Management, Inc. ("LaSalle") and ABKB/LaSalle Securities Limited Partnership ("ABKB/LaSalle").

         ABKB/LaSalle is a Maryland limited partnership, the limited partner of which is LaSalle and the general partner of which is ABKB/LaSalle Securities, Inc., a Maryland corporation, the sole stockholder of which is LaSalle. LaSalle and ABKB/LaSalle, each registered investment advisers, have different advisory clients.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.

ITEM 10. CERTIFICATION

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

-------------------------------------------------------------------------------
CUSIP NO. 917060105             SCHEDULE 13G                  PAGE 8 OF 8 PAGES
-------------------------------------------------------------------------------

                                    SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

    The parties agree that this statement is filed on behalf of each of them.


Dated: February 11, 1999

                                   LASALLE ADVISORS CAPITAL
                                   MANAGEMENT, INC.


                                   By: /s/ William K. Morrill, Jr.
                                       --------------------------------------
                                   Name:   William K. Morrill, Jr.
                                   Title:  Managing Director



                                   ABKB/LASALLE SECURITIES
                                   LIMITED PARTNERSHIP


                                   By: /s/ William K. Morrill, Jr.
                                       --------------------------------------
                                   Name:   William K. Morrill, Jr.
                                   Title:  Managing Director